Exhibit 99.1

Cheniere Energy Announces Proposed Private Placement of $300 Million Convertible Senior Unsecured Notes

     HOUSTON--(BUSINESS WIRE)--July 21, 2005--Cheniere Energy, Inc. (AMEX:LNG) announced today that it intends to offer, subject to market and other conditions, approximately $300 million aggregate principal amount of its convertible senior unsecured notes due 2012, through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
     The company stated that it expects to grant the initial purchaser a 30-day option to purchase up to an additional $25 million principal amount of notes.
     The company intends to use a portion of the proceeds of the offering for the cost of related hedge transactions and the balance for general corporate purposes. Pending such uses, the company intends to invest the remaining proceeds in interest bearing instruments.
     The company has been advised that in connection with the transaction, affiliates of the initial purchaser of the notes may acquire common stock in secondary market transactions at or after the pricing of the notes.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.
     This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.


     CONTACT: Cheniere Energy Inc., Houston
              David Castaneda, 713-265-0202